CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Keryx Biopharmaceuticals, Inc. (the “Company”), filed by the Company on December 30, 2005, of our report dated April 6, 2004 (relating to the consolidated financial statements of Access Oncology, Inc. and Subsidiaries as of and for the year ended December 31, 2003, not presented separately herein) appearing in amendment No. 1 of Form 8-K/A of Keryx Biopharmaceuticals, Inc. filed with the Securities and Exchange Commission on April 20, 2004.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Deloitte & Touche LLP

New York, New York
December 30, 2005